EXHIBIT 99.1

Pharma-Bio Serv Announces Results for the Quarter Ended July 31, 2025

DORADO, PUERTO RICO / ACCESS Newswire / September 15, 2025 / Pharma-Bio Serv, Inc. ("Pharma-Bio Serv" or the "Company") (OTCQB:PBSV), a compliance, project management and technology transfer support consulting firm that provides services to the pharmaceutical, biotechnology, chemical, medical device, cosmetic, food and allied products industries, today announced that revenues for the three and nine months ended July 31, 2025 were approximately $2.0 million and $6.9, million, respectively. Revenues for the three and nine months ended July 31, 2024 were approximately $2.4 million and $7.2 million, respectively. Net loss for the three and nine months ended July 31, 2025 was approximately $0.2 million and $0.1 million, respectively, an earnings increase of approximately $0.1 million and $0.7 million when compared to the same periods last year, respectively.

“Over the past quarters, we have taken decisive steps to streamline our cost structure, prioritize core business segments, and exit less profitable areas. We believe these efforts have positioned the Company to capitalize on new opportunities with greater agility and focus. We are encouraged by the momentum building across our operations and are preparing for the immediate commencement of several significant projects. The Company remains committed to delivering long-term value to shareholders through disciplined execution,” stated Mr. Sanchez Chief Executive Officer of the Company.

About Pharma-Bio Serv, Inc.

Pharma-Bio Serv services the Puerto Rico, United States, Europe and Latin America markets. Pharma-Bio Serv's core business is FDA and international agencies regulatory compliance consulting related services. The Company's global team includes leading engineering and life science professionals, quality assurance managers and directors.

Forward-Looking Statements

This news release contains "forward-looking statements" within the meaning of the U.S. federal securities laws, which statements may include information regarding the plans, intentions, expectations, future financial performance, or future operating performance of Pharma-Bio Serv. Forward-looking statements are based on the expectations, estimates, or projections of management as of the date of this earnings announcement. Although Pharma-Bio Serv's management believes these expectations, estimates, or projections to be reasonable as of the date of this earnings announcement, forward-looking statements are inherently subject to significant business risks, economic uncertainties, and competitive uncertainties, and other factors, which could cause its actual results or performance to differ materially from what may be expressed or implied in the forward-looking statements. Important factors that could cause Pharma-Bio Serv's actual results or performance to differ materially from the forward-looking statements include those set forth in the "Risk Factors" section of Pharma-Bio Serv's Annual Report on Form 10-K for the year ended October 31, 2024, and in its other filings with the Securities and Exchange Commission, which filings are available at www.sec.gov. Pharma-Bio Serv disclaims any intention or obligation to update or revise any forward-looking statements to reflect subsequent events and circumstances, except to the extent required by applicable law.

Company Contact:

Pedro J. Lasanta

Chief Financial Officer

787 278 2709

SOURCE: Pharma-Bio Serv Inc.